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                                                                   EXHIBIT 23(a)



                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by National City Bancshares, Inc. of our report dated January 31, 1997, on our audit of the consolidated statements of financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years ended December 31, 1996, which are incorporated by reference in the December 31, 1996 Form 10-K of National City Bancshares, Inc. and to the reference of our firm under the heading "Experts" in the Proxy Statement/Prospectus.



                                               McGLADREY & PULLEN, LLP




Champaign, Illinois

June 30, 1997